Exhibit 99.1

Selected Information of Par Pharmaceutical Companies, Inc. provided to Prospective Debt

Financing Sources

On February 10, 2015, Par Pharmaceutical Companies, Inc. (the “Company”) intends to present certain information, including certain estimated results of operations for the year ended December 31, 2014, to prospective debt financing sources in connection with a potential $425 million incremental term loan financing. The financial information set forth below is preliminary and based on information available to management. Such information is subject to completion by management and may be revised as a result of management’s further review of the Company’s results. The Company’s independent public accountants have not audited, reviewed or performed any procedures with respect to such financial data.

Financial and Other Metrics

The Company anticipates recording revenue of $1,309 million for the year ended December 31, 2014 and research and development expenses of $116 million. The below chart indicates the amount of revenue of certain key products for the year ended December 31, 2014:

Generic Product	Brand Name	Year Launched	2014 Estimated Revenues ($ MM)
Metoprolol ER	Toprol-XL®	2006	$46
Dronabinol	Marinol®	2008	$32
Tramadol ER	Ultram® ER	2009	$8
Zolpidem tartrate ER	Ambien® CR	2010	$9
Budesonide caps	Entocort® EC	2011	$143
Bupropion HCl ER	Wellbutrin XL®	2011	$84
Propafenone ER	Rythmol SR®	2011	$76
Tuberculin PPD	Aplisol® Injection	2011	$35
Clonidine ER	Kapvay®	2013	$45
Lamotrigine ER	Lamictal® XR	2013	$41
Fluvoxamine ER	Luvox CR®	2013	$24

In addition, the Company had 116 abbreviated new drug applications at the U.S. Food and Drug Administration as of December 31, 2014.

Adjusted EBITDA

“Adjusted EBITDA” represents net income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, impairment of intangible assets, restructuring activities, litigation settlements, transaction expenses related to business development activities and certain other non-recurring, non-cash and other cash expenses which management believes will not be incurred in the future. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or to cash flow from operations, as determined by GAAP, and the Company’s calculations thereof may not be comparable to that reported by other companies. The Company presents Adjusted EBITDA because it believes it provides useful information regarding its ability to service and incur indebtedness. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect the Company’s capital expenditures or future requirements for capital expenditures or contractual commitments;

•	does not reflect expenditures related to current business development and product acquisition activities, including payments due under existing agreements related to products in various stages of development or contingent payments tied to the achievement of sales milestones;

•	does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•	excludes income tax payments that represent a reduction in cash available to the Company;

•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect the impact of earnings or charges resulting from matters the Company considers not be indicative of its ongoing operations; and

•	may be calculated differently by other companies in the Company’s industry, thereby limiting the usefulness as a comparative measure.

The unaudited table below reconciles preliminary net loss to Adjusted EBITDA for the year ended December 31, 2014.

2014 Estimated Adjusted EBITDA ($MM)
Net (Loss)	($97)
Interest Expense, net	112
(Benefit) for Income Taxes	(61)
Depreciation and Amortization	229

EBITDA	$183

Adjustments:
Omeprazole Litigation Settlement	90
Asset Impairments (1)	134
Noncash compensation expense	8
Litigation related (2)	15
Management Fee	4
Milestone payments	3
Transaction costs (3)	7
Restructuring and run rate cost savings	5
Business optimization costs	1
Debt repricing / Loss on debt extinguishment	7
Severance costs	1
Other	15

Adjusted EBITDA	$473

(1)	Consists primarily of the write offs of certain intangible assets and the write down of certain pre-launch and commercial inventory triggered by certain events, subject to further diligence.
(2)	Consists of defense costs related to certain litigation.
(3)	Consists of transaction related expenses incurred in conjunction with business development activities.

Adjusted Gross Profit

“Adjusted Gross Profit” represents gross profit less amortization, stock compensation recorded as cost of goods sold and inventory step-up costs. The Company presents Adjusted Gross Profit because it believes it provides useful information regarding the Company’s operating performance and its ability to incur indebtedness. Adjusted Gross Profit has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

The unaudited table below reconciles preliminary gross profit to Adjusted Gross Profit for the year ended December 31, 2014.

2014 Estimated Adjusted Gross Profit ($MM)
Gross Profit - GAAP	$474
Addbacks:
Amortization	191
Stock Compensation (COGS)	1
Inventory Step-Up	9

Gross Profit - Adjusted	$675